                            SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT, (hereinafter the "Agreement") is made and entered into this 18th day of March, 2004 by and between Residential Resales, Inc., a Florida corporation (the "Acquiror"), on the one hand, and Lottery Network Services Ltd., a corporation organized and existing under the Companies Acts 1963 to 2001 of the Republic of Ireland (the "Company"), and the shareholders of the Company (the "Shareholders"), on the other hand.


                                    RECITALS

     WHEREAS, Acquiror desires to acquire from the Shareholders all of the issued and outstanding shares of the Company capital stock (the "Company Stock"), consisting of 35,000 Ordinary Shares (the "Ordinary Shares" or the "Company Stock"), solely in exchange for 10,000,000 shares of authorized but previously unissued Acquiror common stock, par value $.001 per share ("Acquiror Stock"), pursuant to the applicable laws of the States of Florida and the Republic Ireland.

     WHEREAS, the respective board of directors of Acquiror and the Company have approved and adopted this Agreement and the transactions contemplated hereby; and

     WHEREAS, the Shareholders desire to exchange all of their shares of Company Stock solely for shares of Acquiror's common stock in the respective amounts set forth herein.

     NOW, THEREFORE, in consideration of the premises and mutual representations, warranties and covenants herein contained, the parties hereby agree as follows:


                                    ARTICLE I
                       ACQUISITION AND EXCHANGE OF SHARES

SECTION 1.1. The Agreement. The parties hereby agree that Acquiror will acquire all of the issued and outstanding shares of the Company Stock, consisting of 35,000 Ordinary Shares all of which are registered in the names of the Shareholders. With respect to each Ordinary Share outstanding on the Closing Date, Acquiror will deliver 285.7143 shares of authorized but previously unissued shares of Acquiror Stock, provided, however, that Acquiror shall not be required to issue fractional shares (the shares of Acquiror Stock being delivered in exchange for the Ordinary Shares are herein referred to as the "Acquiror Shares"). The parties hereto agree that after the date hereof: (i) the Company will become a wholly-owned subsidiary of Acquiror subject to the conditions and provisions of Section 1.6 hereof; (ii) the management and business operations of Acquiror will be reorganized; and (iii) the name of Acquiror will be changed to New Media Lottery Services, Inc.

SECTION 1.2. Exchange of Shares.

     (a) Acquiror is hereby issuing and holding for delivery to the Shareholders or their designees, stock certificates representing an aggregate of 10,000,000 shares of Acquiror Stock, solely in exchange for all of the issued and outstanding shares of the Company Stock, which certificates are being delivered to Acquiror herewith.

     (b) The Acquiror Shares are duly authorized but previously unissued shares of Acquiror Stock. The Acquiror Shares are being issued to the Shareholders in the respective amounts set forth in Schedule 1.2 annexed hereto and, by this reference, made a part hereof.

     (c) All Acquiror Shares are "restricted securities" as defined by Rule 144 of the Rules and Regulations promulgated under the Securities Act, and each recipient is representing herein that such Person (as such term is defined in the Securities Act) is acquiring said shares for investment purposes only and without the intent to make a further distribution of the shares. All Acquiror Shares being issued under the terms of this Agreement are being issued pursuant to an exemption from the registration requirements of the Securities Act, under
Section 4(2) thereof and the Rules and Regulations promulgated thereunder. Certificates representing the Acquiror Shares issued hereunder bear a restrictive legend in substantially the following form:

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS."

SECTION 1.3. Documents Delivered Herewith. The parties are herewith delivering the following:

     (a) The Company is delivering to Acquiror stock certificates representing all of the issued and outstanding shares of the Company capital stock, duly endorsed by the Shareholders, so as to make Acquiror the holder thereof, free and clear of all claims and encumbrances;

     (b) Acquiror is delivering to the Shareholders stock certificates representing an aggregate of 10,000,000 shares of Acquiror common stock, which certificates bear a standard restrictive legend in the form set forth in Section 1.2(c), above.

     (c) The Company is delivering an opinion of its Irish counsel in form and substance substantially as set forth in Exhibit A hereto.

     (d) Acquiror is delivering an opinion of its counsel in form and substance substantially as set forth in Exhibit B hereto.

SECTION 1.4. Ratification by Board of Directors and by Written Consent of Shareholders. Each of the Company and Acquiror have taken all necessary and requisite action to call for and hold a Special Meeting of their respective Boards of Directors, and/or to obtain the written consent from the holders of at least a majority of outstanding shares of their capital stock, as required, in order to transact the following business:

     (a) To ratify this Agreement and all transactions contemplated hereby; and

     (b) In the case of the Acquiror, to ratify the proposed amendment to Acquiror's Articles of Incorporation to change the corporate name to New Media Lottery Services, Inc.

SECTION 1.5. Consummation of Transaction. After the date hereof, Acquiror will file any additional necessary documents that may be required by the State of Florida.

SECTION 1.6. Other Transactions. Concurrent with the execution of this
Agreement:

     (a) the sole member of Acquiror's Board of Directors will resign but prior thereto appoint the following persons to serve as Directors:

                  Joseph Dresner
                  Milton Dresner
                  Nathan Miller
                  Frederick Winters


SECTION 1.7. Further Assurances.

     (a) After the Closing, the Company and the Shareholders shall from time to time, at the request of Acquiror and without further cost or expense to Acquiror, execute and deliver such other instruments of conveyance and transfer and take such other actions as Acquiror may reasonably request, in order to more effectively consummate the transactions contemplated hereby and to vest in Acquiror good and marketable title to the shares being acquired hereunder

     (b) After the Closing, the Acquiror and the Acquiror shareholders shall from time to time, at the request of Acquiror and without further cost or expense to the Company, execute and deliver such other instruments and take such other actions as the Company may reasonably request, in order to more effectively consummate the transactions contemplated hereby.

                                   ARTICLE II
                   REPRESENTATIONS AND WARRANTIES OF ACQUIROR

     Acquiror hereby represents, warrants and agrees that:

SECTION 2.1. Organization, Good Standing and Corporate Power of Acquiror. Acquiror is a corporation duly organized, validly existing and presently in good standing under the laws of the State of Florida, is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which such qualification is necessary, and has the corporate power and authority to own its properties and assets and to transact the business in which it is engaged.

SECTION 2.2. Capitalization of Acquiror. The authorized capital stock of Acquiror consists of 50,000,000 shares of common stock, par value $0.001 per share, of which 1,000,000 shares are issued and outstanding. All shares of Acquiror Stock currently issued and outstanding have been duly authorized, validly issued and are fully paid and non-assessable. There are no preemptive rights, or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, calls, agreements or commitments of any character obligating Acquiror to issue any shares of its capital stock or any security representing the right to acquire, purchase or otherwise receive any such stock. The Acquiror Shares, when issued pursuant to this Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

SECTION 2.3. Charter Documents. Copies of Acquiror's Articles of Incorporation and By-Laws and all amendments thereto, have been delivered to the Company prior to the date hereof.

SECTION 2.4. Corporate Documents. The most recent Acquiror shareholders' list and corporate minute books, which have been made available to the Company, are complete and accurate as of the date hereof, and the corporate minute books contain the recorded minutes of all corporate meetings of shareholders and directors. There are no shareholder agreements, voting agreements, registration right agreements or other such agreements among Acquiror's shareholders or with Acquiror.

SECTION 2.5. Corporate Authority. Acquiror has all requisite corporate power and authority and has taken all corporate actions necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated herein, including obtaining the approval of this Agreement by its Board of Directors and by the written consent of the holders of 750,000 of the outstanding shares of capital stock of Acquiror representing 75% of the total number of the outstanding shares of Acquiror Stock. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance by Acquiror with the provisions hereof will not:

     (a) Conflict with or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Acquiror under, any of the terms, conditions or provisions of the Articles of Incorporation or By-Laws of Acquiror, or any note, bond, mortgage, indenture, license, lease, agreement or any instrument or obligation to which Acquiror is a party or by which it is bound; or

     (b) Violate any order, writ, injunction, decree, statute, rule or regulation applicable to Acquiror or any of its properties or assets. Assuming due execution and delivery by the parties hereto, this Agreement is the valid and binding agreement of Acquiror enforceable against Acquiror in accordance with its respective terms, except as such enforceability may be limited by applicable bankruptcy laws or creditors' rights generally or by general principles of equity.

SECTION 2.6. SEC Documents. Since July 30, 2002, Acquiror has filed with the Securities and Exchange Commission ("SEC") all reports, schedules, forms, statements and other documents (including schedules and all other information incorporated therein) required to be filed under the Securities Act and the Securities and Exchange Act of 1934, as amended (the "Exchange Act") (the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents. The Acquiror financial statements included in the SEC Documents comply as to form and content, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.

SECTION 2.7. No Undisclosed Liabilities. Acquiror has no liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) which were not fully reflected or reserved against in the SEC Documents, except for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since the date thereof; and the reserves reflected in the SEC Documents are adequate, appropriate and reasonable.

SECTION 2.8. Absence of Certain Changes. Since October 31, 2003, except as disclosed otherwise herein or in the SEC Documents, Acquiror:

     (a) has not (i) issued or sold any promissory note, stock, bond, option or other corporate security of which it was an issuer or other obligor, (ii) discharged or satisfied any lien or encumbrance or paid any obligation or liability, absolute or contingent, direct of indirect, (iii) incurred or suffered to be incurred any liability or obligation other than in the ordinary and usual course of business, (iv) caused or permitted any lien, encumbrance or security interest to be created or arise on or in any of its properties or assets, (v) declared, set aside or made any dividend, payment or other distribution to any shareholder or purchased or redeemed or agreed to purchase or redeem any shares of its capital stock, (vi) reclassified its shares of capital stock, or (vii) entered into any agreement or transaction except in the ordinary and usual course of business or in connection with the execution and performance of this Agreement.

     (b) except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, has conducted its business only in the ordinary course, there has not been (i) any event or occurrence which could have a material adverse effect on Acquiror's business or assets, (ii) except insofar as may have been or required by a change in GAAP, any change in accounting methods, principles or practices by Acquiror materially affecting its assets, liabilities or business or (iii) made any tax election that individually or in the aggregate could reasonably be expected to have a material adverse effect on Acquiror's business or assets, or any of its tax attributes or any settlement or compromise of any material income tax liability.

SECTION 2.9. Tax Returns and Payments. Acquiror has filed with the appropriate governmental authority, all tax returns, whether based upon income, sales or franchise, as required by law to be filed on or before the date of this Agreement, and Acquiror has paid all taxes to be due on said returns, any assessments made against Acquiror and all other taxes, fees and similar charges imposed on Acquiror by any governmental authority. No tax liens have been filed and no claims are being assessed and no returns are under audit with respect to any such taxes, fees or other similar charges.

SECTION 2.10. Current Business Operations; Contracts. Acquiror is not currently engaged in any business operations and is not a party to or bound by any material contract or commitment, except as may otherwise be disclosed in
Schedule 2.10, annexed hereto and, by this reference, made a part hereof.

SECTION 2.11. Compliance with Law and Government Regulations. Acquiror is in compliance with and is not in violation of applicable federal, state, local or foreign statutes, laws and regulations (including without limitation, any applicable building, zoning or other law, ordinance or regulation) affecting its properties or the operation of its business. Acquiror is not subject to any order, decree, judgment or other sanction of any court, administrative agency or other tribunal.

SECTION 2.12. Litigation. There is no material litigation, arbitration, proceeding or investigation pending or threatened to which Acquiror is a party or which may result in any material adverse change in the business or condition, financial or otherwise, of Acquiror or in any of its properties or assets, or which might result in any liability on the part of Acquiror, or which questions the validity of this Agreement or of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement and, to the best knowledge of Acquiror, there is no basis for any such litigation, arbitration, proceeding or investigation.

SECTION 2.13. Environmental Matters. There are no actions, proceedings or investigations pending or, to Acquiror's best knowledge after making appropriate investigation, threatened before any federal or state environmental regulatory body, or before any federal or state court, alleging noncompliance by Acquiror with the Comprehensive Environmental Response, Compensation and Liability Act of 1990 ("CERCLA") or any other Environmental Laws (as defined below). To Acquiror's best knowledge after due investigation: (a) there is no reasonable basis for the institution of any action, proceeding or investigation against Acquiror under any Environmental Law; (b) Acquiror is not responsible under any Environmental Law for any release by any person at or in any real property of any hazardous substance (as defined by CERCLA), caused by the spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any such hazardous substance into the environment; (c) Acquiror is not responsible for any costs of any remedial action required by virtue of any release of any toxic or hazardous substance, pollutant or contaminant into the environment including, without limitation, costs arising from security fencing, alternative water supplies, temporary evacuation and housing and other emergency assistance undertaken by any environmental regulatory body; (d) Acquiror is in material compliance with all applicable Environmental Laws; and (e) no real property used, owned, managed or controlled by Acquiror contains any toxic or hazardous substance including, without limitation, any asbestos, PCBs or petroleum products or byproducts in any form, the presence, location or condition of which
(i) violates any Environmental Law, or (ii) cannot be cleaned by ordinary reclamation procedures customary in the oil and gas industry. For purposes of this Agreement, "Environmental Laws" means any federal, state, local or municipal statute, ordinance or regulation, or order, ruling or other decision of any court, administrative agency or other governmental authority pertaining to the release of hazardous substances (as defined in CERCLA) into the environment.

SECTION 2.14. Governmental Consent. Other than as may be required in connection with the transactions contemplated by this Agreement, no notices, reports or other filings are required to be made nor are any consents, registrations, approvals, permits, authorizations or designations required to be obtained by Acquiror from any court, governmental or regulatory authority, agency, commission, body or other governmental entity, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a material adverse effect or prevent, materially delay or materially impair the ability of Acquiror to consummate the transactions contemplated by this Agreement.

SECTION 2.15. Employee Benefit Plans. Acquiror is not a party to, or bound by, any bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, other employee benefit plan, program, agreement or arrangement (other than arrangements involving the payment of wages), sponsored, maintained or contributed to or required to be contributed to by Acquiror or any of its subsidiaries or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with Acquiror or any of its subsidiaries would be deemed a "single employer" within the meaning of
Section 4001(a)(14) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA"), for the benefit of any current or former employee, director or officer of Acquiror or any of its subsidiaries or any ERISA Affiliate whether formal or informal and whether legally binding or not with respect to which Acquiror or any of its subsidiaries or any ERISA Affiliate has or may in the future have any liability or obligation to contribute or make payments or any kind.

SECTION 2.16. Legal Proceedings and History. Acquiror hereby represents that, unless otherwise disclosed herein or by a written attachment hereto, no officer, director or affiliate of Acquiror, will have been, since the incorporation of Acquiror or any predecessors in interest; a party to any bankruptcy petition against such person or against any business of which such person was affiliated; convicted in a criminal proceeding or subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting their involvement in any type of business, securities or banking activities; or found by a court of competent jurisdiction in a civil action, by the Securities Exchange Commission or the

Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

SECTION 2.17. Accuracy of Information Furnished. No representation, statement, or information contained in this Agreement (including the schedules) or any contract or document executed in connection herewith or delivered pursuant hereto, or thereto or made available or furnished to the Company or its representatives by Acquiror or its representatives contains any untrue statement of a material fact, or omits any material fact necessary to make the information contained therein not misleading. Acquiror has provided (or caused to be provided) to the Company correct and complete copies of all documents listed or described in the Schedules provided by Acquiror hereunder.


                                   ARTICLE III
         REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SHAREHOLDERS

     The Company and the Shareholders hereby represent, warrant and agree that:

SECTION 3.1. Organization, Good Standing and Corporate Power of the Company. The Company is a corporation duly organized, validly existing and presently in good standing under the laws of the Republic of Ireland, is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which such qualification is necessary, and has the corporate power and authority to own its properties and assets and to transact the business in which it is engaged. The Company does not own any stock or other interest in any other corporation nor is there any other corporation over which the Company may be deemed to be in control because of factors or relationships other than the quantity of stock or other interest owned.

SECTION 3.2. Charter Documents. Complete and correct copies of the Company's Articles of Association and Memorandum of Association and all amendments thereto (collectively, the "Charter Documents"), have been delivered to Acquiror.

SECTION 3.3. Capitalization of the Company. The authorized capital stock of the Company consists of 12,000 Ordinary Shares, par value (cent)1 per share, all of which are issued and outstanding. All shares of Company Stock currently issued and outstanding have been duly authorized, validly issued and are fully paid and non-assessable. There are no preemptive rights, or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, calls, agreements or commitments of any character obligating the Company to issue any shares of its capital stock or any security representing the right to acquire, purchase or otherwise receive any such stock. Acquiror will obtain good and valid title to the Company Stock acquired hereby free of any liens or encumbrances of whatsoever nature.

SECTION 3.4. Financial Statements; No Undisclosed Liabilities; Etc. (a) The Company has heretofore delivered to Acquiror: (i) a balance sheet of the Company as of March 31 in each of the years 2002 and 2003; and statements of income, changes in stockholders' equity and changes in financial position for each of the years then ended, all certified by Bouwhuis Morrill & Company, LLC, independent certified public accountants, whose reports thereon are included therein; and (ii) an unaudited balance sheet of the Company as at December 31, 2003 (the "Balance Sheet"), and unaudited consolidated statements of income, changes in stockholders' equity and changes in financial position for the nine month period then ended. Such balance sheets and the notes thereto are true, complete and accurate and fairly present the assets, liabilities and financial condition of the Company as at the respective dates thereof, and such statements of income, changes in stockholders' equity and changes in financial position and the notes thereto are true, complete and accurate and fairly present the results of operations for the periods therein referred to; all in accordance with generally accepted accounting principles consistently applied throughout the periods involved except, in the case of unaudited statements, for normally recurring year-end adjustments, which adjustments will not be material either individually or in the aggregate.

     (b) The Company has no liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) which were not fully reflected or reserved against in the Balance Sheet, except for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since the date thereof; and the reserves reflected in the Balance Sheet are adequate, appropriate and reasonable.

SECTION 3.5. Authority. The Company and the holders of all of the outstanding shares of the Company Stock have approved this Agreement and duly authorized the execution and delivery hereof. The Company has full power, authority and legal right to enter into this Agreement, to consummate the transactions contemplated hereby, and to take all corporate action necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance by the Company with the provisions hereof will not (a) conflict with or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company under, any of the terms, conditions or provisions of the Company's organizational documents, or any note, bond, mortgage, indenture, license, agreement or any instrument or obligation to which the Company is party or by which it is bound; or (b) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets. Assuming due execution and delivery by the parties hereto, this Agreement represents the valid and binding agreement of the Company enforceable against the Company in accordance with its respective term, except as such enforceability may limited by applicable bankruptcy laws or creditors' rights generally or by general principles or equity.

SECTION 3.6. Accounts Receivable. All accounts receivable of the Company, whether reflected in the Balance Sheet or otherwise, represent sales actually made in the ordinary course of business, and are current and collectible net of any reserves shown on the Balance Sheet (which reserves are adequate and were calculated consistent with past practice).

SECTION 3.7. Absence of Certain Changes. Since December 31, 2003, except as disclosed otherwise herein, the Company:

     (a) has not (i) issued or sold any promissory note, stock, bond, option or other corporate security of which it was an issuer or other obligor, (ii) discharged or satisfied any lien or encumbrance or paid any obligation or liability, absolute or contingent, direct of indirect, (iii) incurred or suffered to be incurred any liability or obligation other than in the ordinary and usual course of business, (iv) caused or permitted any lien, encumbrance or security interest to be created or arise on or in any of its properties or assets, (v) declared, set aside or made any dividend, payment or other distribution to any shareholder or purchased or redeemed or agreed to purchase or redeem any shares of its capital stock, (vi) reclassified its shares of capital stock, or (vii) entered into any agreement or transaction except in the ordinary and usual course of business or in connection with the execution and performance of this Agreement.

     (b) except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, has conducted its business only in the ordinary course, and there has not been (i) any event or occurrence which could have a material adverse effect on the Company's business or assets, (ii) except insofar as may have been or required by a change in GAAP, any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business or (iii) made any tax election that individually or in the aggregate could reasonably be expected to have a material adverse effect on the Company's business or assets, or any of its tax attributes or any settlement or compromise of any material income tax liability.

SECTION 3.8. Tax Returns and Payments. All tax returns for the Company which are required by law to be filed on or before the date of this Agreement, have been duly filed or extensions therefor have been filed with the appropriate governmental authority. The Company has paid all taxes to be due on said returns, any assessments made against the Company, and all other taxes, fees and similar charges imposed on the Company by any governmental authority (other than those, the amount or validity of which is being contested in good faith by appropriate proceedings). No tax liens have been filed and no claims are being assessed with respect to any such taxes, fees or other similar charges.

SECTION 3.9. Contracts. The Company is not a party to or bound by any material contract or commitment, including guaranty whether written or oral, except as may otherwise be disclosed in Schedule 3.9, annexed hereto and, by this reference, made a part hereof. All contracts, agreements, plans, leases, policies and licenses referred to in the Disclosure Schedule are valid and in full force and effect.

SECTION 3.10. Compliance with Law and Government Regulations. The Company is in material compliance with all applicable local and foreign statutes, laws and regulations (including without limitation, any applicable building, zoning or other law, ordinance or regulation) affecting its properties or operation of their businesses. The Company is not subject to any order, decree, judgment or other sanction of any court, administrative agency or other tribunal.

SECTION 3.11 Litigation. There is no material litigation, arbitration, proceeding or investigation pending or threatened to which the Company is a party or which may result in any material change in the business or condition, financial or otherwise, of the Company or in any of its properties or assets, or which if determined against the Company, would have a material adverse effect against the Company, or which might result in any liability on the part of the Company, or which questions the validity of this Agreement or of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement, and to the best knowledge of the Company, there is no basis for any such litigation, arbitration, proceeding or investigation.

SECTION 3.12 Intellectual Property. Except as set forth on Schedule 3.12, the Company has no intellectual property of any kind or nature. The Company has good and valid title to, or otherwise possesses adequate and exclusive rights to use, all patents, trademarks, trade names, copyrights, inventions, trade secrets and other proprietary information listed in Schedule 3.12 and as necessary to permit it to conduct its business in the same manner as its business has been conducted prior to the date hereof.

SECTION 3.13. Environmental Matters. There are no actions, proceedings or investigations pending or, to the Company's best knowledge after making appropriate investigation, threatened before any governmental environmental regulatory body, or before any court, alleging noncompliance by the Company with any Irish Environmental Laws (as defined below). To the Company's best knowledge after due investigation: (a) there is no reasonable basis for the institution of any action, proceeding or investigation against the Company under any Irish Environmental Law; (b) the Company is not responsible under any Irish Environmental Law for any release by any person at or in the vicinity of any real property it owns or leases of any hazardous substance caused by the spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any such hazardous substance into the environment; (c) the Company is not responsible for any costs of any remedial action required by virtue of any release of any toxic or hazardous substance, pollutant or contaminant into the environment including, without limitation, costs arising from security fencing, alternative water supplies, temporary evacuation and housing and other emergency assistance undertaken by any environmental regulatory body; (d) the Company is in material compliance with all applicable Irish Environmental Laws; and (e) no real property owned by the Company contains any toxic or hazardous substance including, without limitation, any asbestos, PCBs or petroleum products or byproducts in any form, the presence, location or condition of which (i) violates any Irish Environmental Law, or (ii) cannot be cleaned by ordinary reclamation procedures customary in the oil and gas industry. For purposes of this Agreement, "Irish Environmental Laws" will mean any European, Irish national or local statute, ordinance or regulation, or order, ruling or other decision of any court, administrative agency or other governmental authority pertaining to the release of hazardous substances into the environment.

SECTION 3.14. Governmental Consent. Except as described in Schedule 3.14, no notices, reports or other filings are required to be made nor are any consents, registrations, approvals, permits, authorizations or designations required to be obtained by the Company from any court, governmental or regulatory authority, agency, commission, body or other governmental entity, in connection with the execution and delivery of this Agreement by the Company or the carrying out and consummation of any transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a material adverse effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. Any notice, report or other filing required to be made, and any consent, registration, approval, permit, authorization or designation required to be obtained, by the Company as described in Schedule 3.14, has been made, duly recorded or obtained as of the date hereof.

SECTION 3.15. Employee Benefit Plans. The Company is not a party to, or bound by, any bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, other employee benefit plan, program, agreement or arrangement (other than arrangements involving the payment of wages), sponsored, maintained or contributed to or required to be contributed to by the Company for the benefit of any current or former employee, director or officer of the Company whether formal or informal and whether legally binding or not with respect to which the Company has or may in the future have any liability or obligation to contribute or make payments or any kind.

SECTION 3.16. Legal Proceedings and History. No officer, director or affiliate of the Company, will have been, within the past five years; a party to any bankruptcy petition against such person or against any business of which such person was affiliated; convicted in a criminal proceeding or subject to a pending criminal proceeding (excluding traffic violations and other minor offenses; subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting their involvement in any type of business, securities or banking activities; or found by a court of competent jurisdiction in a civil action, by the Securities Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

SECTION 3.17. Ownership of Shares. The Shareholders have full power and authority to transfer their shares of Company Stock to Acquiror hereunder, and such shares are free and clear of any liens, charges, mortgages, pledges or encumbrances and such shares are not subject to any claims as to the ownership thereof, or any rights, powers or interest therein, by any third party.

SECTION 3.18. Full Disclosure. None of the representations and warranties made by the Company and the Shareholders herein, or in any schedule, certificate or memorandum furnished or to be furnished by the Company, contains any untrue statement of material fact, or omits any material fact, the omission of which would be misleading.


                                   ARTICLE IV
                              ADDITIONAL AGREEMENTS

SECTION 4.1. Investment Representations and Covenants.

     (a) The Shareholders or their respective designees (who collectively are referred to in this Section 4.1 as the "Recipients") represent that they are acquiring the Acquiror Shares for their own account and for investment only and not with a view to distribution or resale thereof within the meaning of such phrase as defined under the Securities Act. The Recipients acknowledge and agree that they may not dispose of all or any part of the Acquiror Shares in violation of the provisions of the Securities Act and the rules and regulations promulgated under such Act by the Securities and Exchange Commission ("SEC") and all applicable provisions of State securities laws and regulations.

     (b) Legend. The Recipients acknowledge and agree that the certificate or certificates representing the Acquiror Shares shall bear a legend in substantially the following form:

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS."

     (c) Acknowledgment of Restrictions. The Recipients acknowledge being informed that the Acquiror Shares are unregistered and must be held indefinitely unless they (i) are subsequently registered under the Securities Act, or (ii) an exemption from such registration is available, and (iii) Acquiror is under no obligation to register the Acquiror Shares for the account of Recipients.

     (d) Access to Information. The Recipients acknowledge that they have been afforded access to all material information which they have requested relevant to Recipients' decision to acquire the Acquiror Shares and to ask questions of Acquiror's management and that, except as set forth herein, neither Acquiror nor anyone acting on behalf of Acquiror has made any representations or warranties to the Recipients which have induced, persuaded or stimulated the Recipients to acquire the Acquiror Shares.

     (e) Eligibility. Either alone, or together with their investment advisor(s), the Recipients have the knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of the prospective investment in the Acquiror Shares, and the Recipients are able to bear the economic risk of the investment in the Acquiror Shares.

SECTION 4.2. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, will be paid by the party incurring such expense or as otherwise agreed to herein.

SECTION 4.3. Brokers and Finders. Except as disclosed in Schedule 4.3, each of the parties hereto represents, as to itself, that no agent, broker, investment banker or firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except as may be otherwise set forth herein or by separate document.

SECTION 4.4. Necessary Actions. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In the event at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper executive officers and/or directors of Acquiror or the Company, as the case may be, will take all such necessary action.

SECTION 4.5. Indemnification.

     (a) From and after the Closing of this Agreement, the Company and the Shareholders agree to indemnify, defend and hold harmless Acquiror and each person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Closing a director or officer of Acquiror, against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, demands, liabilities, damages and deficiencies, including interest and penalties, incurred or suffered in connection with any claim action, suit, proceeding or investigation, whether civil, criminal or administrative, arising out of matters existing or occurring prior to the Closing, whether asserted or claimed prior to, at or after the Closing, which is based in whole or in part on, or arising in whole or in part out of the fact that such person is or was a director or officer of Acquiror including, without limitation, all losses, claims, damages, costs, expenses, liabilities, judgments or settlement amounts based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby to the fullest extent that Acquiror could have been permitted under applicable state laws and its certificate of incorporation, by-laws and other agreements in effect on the date hereof to indemnify such individual. Notwithstanding the foregoing, no indemnity shall be provided to Acquiror or any such director or officer in respect of the following:

          (i) any matter alleging a violation of the Securities Act or Exchange Act in respect of events or filings made with the SEC, NASD, NASDAQ, any State agency or any stock exchange prior to the date hereof;

          (ii) any matter alleging a breach of Acquiror's representations, warranties and/or covenants in this Agreement; or

          (iii) any matter alleging the director or officer willfully acted in violation of his duty under applicable law.

     (b) From and after the Closing of this Agreement, Acquiror agrees to indemnify, defend and hold harmless the Company, the Shareholders and each person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Closing a director or officer of the Company, against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, demands, liabilities, damages and deficiencies, including interest and penalties, incurred or suffered in connection with any claim action, suit, proceeding or investigation, whether civil, criminal or administrative, arising out of matters existing or occurring prior to the Closing, whether asserted or claimed prior to, at or after the Closing, which is based in whole or in part on, or arising in whole or in part out of the fact that such person is or was a director or officer of the Company including, without limitation, all losses, claims, damages, costs, expenses, liabilities, judgments or settlement amounts based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby to the fullest extent that the Company could have been permitted under applicable state laws and its certificate of incorporation, by-laws and other agreements in effect on the date hereof to indemnify such individual. Notwithstanding the foregoing, no indemnity shall be provided to the Company or any such Shareholder, director or officer in respect of the following:

          (i) any matter alleging a breach of the Company's representations, warranties and/or covenants in this Agreement; or

          (ii) any matter alleging the Shareholder, director or officer willfully acted in violation of his duty under applicable law.

     (c) Any indemnified party wishing to claim indemnification under subsection
(a) or (b) of this Section 4.5, upon leaning of any such claim, action, suit, proceeding or investigation, will promptly notify the Company if under subsection (a), or Acquiror if under subsection (b), but failure to so notify the appropriate party will not relieve the indemnifying party from any liability which it may have under this Section 4.5 except to the extent such failure materially prejudices such party. In the event of any such claim, action, suit, proceeding or investigation, (i) the indemnifying party will have the right to assume the defense thereof and will not be liable to any such indemnified party in connection with the defense thereof, (ii) the indemnified party will cooperate in all respects as requested by the indemnifying party in the defense of any such matter, and (iii) the indemnifying party will not be liable for any settlement effected without its prior written consent, which consent will not be unreasonably withheld; provided, however, that the indemnifying party will not have any obligation hereunder to any indemnified party if and when a court will ultimately determine, and such determination will have become final, that the indemnification of such indemnified party in the manner contemplated hereby is prohibited by law.

SECTION 4.6. Confidentiality. All parties hereto agree to keep confidential this Agreement and all information and documents relating to this Agreement until such time as the Agreement and the transactions contemplated hereunder are made public by means of an appropriate press release or by any other means reasonably assured to make such information publicly available.


                                    ARTICLE V
                                  MISCELLANEOUS

SECTION 5.1. Notices. Any notice to any party hereto pursuant to this Agreement will be in writing and given by Certified or Registered Mail or by facsimile, addressed as follows:

     If to the Company:         Miller & Earle, PLLC
                                560 Neff Avenue, Suite 200
                                Harrisonburg, Virginia  22801
                                Clint M. Sellers

     If to Acquiror:            Residential Resales, Inc.
                                270 NW 3rd Court
                                Boca Raton, Florida 33432-3720
                                 Attn: Ledyard Dewees, Esq.

     Additional notices are to be given as to each party, at such other address as should be designated in writing complying as to delivery with the terms of this Section 5.1. All such notices will be effective when received.

SECTION 5.2. No Personal Liability. This Agreement will not create or be deemed to create any personal liability or obligation on the part of any direct or indirect shareholder of Acquiror, the Company, or any of their respective officers, directors, employees, agents or representative.

SECTION 5.3. Parties in Interest. This Agreement will inure to the benefit of and be binding upon the parties hereto and the respective successors and assigns. Nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement.

SECTION 5.4. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all together will constitute one document. The delivery by facsimile of an executed counterpart of this Agreement will be deemed to be an original and will have the full force and effect of an original executed copy.

SECTION 5.5. Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision hereof will not affect the validity or enforceability of any of the other provisions hereof. If any provisions of this Agreement, or the application thereof to any person or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

SECTION 5.6. Headings. The Article and Section headings are provided herein for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

SECTION 5.7. Governing Law. This Agreement will be deemed to be made in and in all respects will be interpreted, construed and governed by and in accordance with the law of the Commonwealth of Virginia without regard to the conflict of law principles thereof.

SECTION 5.8. Survival of Representations and Warranties. All terms, conditions, representations and warranties set forth in this Agreement or in any instrument, certificate, opinion, or other writing providing for in it, will survive the Closing and the delivery of the Shares of Acquiror common stock to be issued hereunder at the Closing for a period of one year after Closing, regardless of any investigation made by or on behalf of any of the parties hereto.

SECTION 5.9. Assignability. This Agreement will not be assignable by operation of law or otherwise and any attempted assignment of this Agreement in violation of this subsection will be void.

SECTION 5.10. Amendment. This Agreement may be amended with the approval of Shareholders and the boards of directors of Acquiror and the Company at any time before or after approval thereof by shareholders of Acquiror and the Company, if required; but after such approval, if required, no amendment will be made which substantially and adversely changes the terms hereof. This Agreement may not be amended except by an instrument, in writing, signed on behalf of each of the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement in a manner legally binding upon them as of the date first above written.

                                   RESIDENTIAL RESALES, INC.


                                   By: /s/ Jay Sanet
                                       -------------------------------------
                                       Jay Sanet, President

                                   LOTTERY NETWORK SERVICES LTD.


                                   By: /s/ Randolph H. Brownell, III
                                       -------------------------------------
                                       Randolph H. Brownell, III, Director


                                   SHAREHOLDERS OF LOTTERY NETWORK SERVICES LTD.


                                   By: /s/ Randolph H. Brownell, III
                                       -------------------------------------
                                       Randolph H. Brownell, III
                                       As Proxy for those Shareholders listed on
                                       Exhibit C, attached hereto and made a
                                       part of this Agreement